EXHIBIT 99.2

Dynacq Healthcare, Inc. Announces Reviewed Financial Results for the Fiscal Quarter Ended May 31, 2005

HOUSTON—(BUSINESS WIRE)—July 11, 2005—Dynacq Healthcare, Inc. (Nasdaq SmallCap:DYII - News; “Dynacq”) announced reviewed financial results for the third fiscal quarter and the nine-month period ended May 31, 2005. For the fiscal quarter ended May 31, 2005, net patient revenue increased 4% to $13.5 million as compared to the same quarter in fiscal 2004. The loss from operations decreased 28% to $1.4 million from $1.9 million during the three-month period ended May 31, 2005, resulting in a net loss for the quarter of $0.9 million, as compared to a net loss of $1.3 million in the same quarter of fiscal 2004.

Net patient revenue decreased 11% from $47.9 million for the nine months ended May 31, 2004 to $42.9 million for the same period in 2005. Total costs and expenses increased $1.5 million to $47.1 million for the nine months ended May 31, 2005 from the same period in fiscal 2004. For the nine-month period ended May 31, 2005, the company had a net loss of $2.9 million, as compared to net income of $1.1 million for the same period during fiscal 2004. This net loss is primarily a result of lower net patient revenue, which is due to the decrease in the number of surgical cases by 16% to 2,922 during the nine-month period ended May 31, 2005 as compared to 3,498 during the same period in 2004, and non-recurring expenses of $1.5 million related to a lawsuit settlement, a non-cash pretax compensation expense and bankruptcy fees and expenses related to the Baton Rouge Facility, all in the second fiscal quarter 2005.

Dynacq is unable to predict the level of future revenues, and as a result, may incur losses in the future.

Dynacq Healthcare, Inc. (www.dynacq.com) is a holding company. Its subsidiaries provide surgical healthcare services and related ancillary services through hospital facilities and outpatient surgical centers.

Certain statements included in this press release, which are not historical facts, are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent our expectations or beliefs and involve certain risks and uncertainties, including those described in our public filings with the United States Securities and Exchange Commission; also including, but not limited to, changes in interest rates, competitive pressures, changes in customer mix, changes in third party reimbursement rates, financial stability of major customers, changes in government regulations or the interpretation of these regulations, changes in supplier relationships, growth opportunities, cost savings, revenue enhancements, synergies and other benefits anticipated from acquisition transactions, difficulties relative to integrating acquired businesses, the accounting and tax treatment of acquisitions, and asserted and unasserted claims, which could cause actual results to differ from those in the forward-looking statements. The forward-looking statements by their nature involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date herein.

Contact:

Dynacq Healthcare, Inc., Houston

Christina L. Gutel-Williams, 713-378-2000

christina.gutel@dynacq.com